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                                                                Exhibit 10(f)
                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT
                            DATED NOVEMBER 22, 1994


         THIS AMENDMENT NO. 1 ("Amendment No. 1") to that certain Employment Agreement dated November 22, 1994 (the "Agreement") is made and entered into on this _____ day of November, 1995, by and among FIRST COMMERCIAL BANK, a California state-chartered banking corporation (the "Bank"), FIRST COMMERCIAL BANCORP, INC., a Delaware corporation ("Bancorp") (Bank and Bancorp are jointly and severally referred to herein as "Employers"), and ANNE H. LONG (hereinafter referred to as "Employee"):

         WHEREAS, Employee currently is employed by Employers as Executive Vice President and Chief Financial Officer under the terms of the Agreement;

         WHEREAS, Employers and Employee desire to amend certain provisions of the Agreement, which amendments, unless otherwise specified herein, shall become effective immediately upon execution of this Amendment No. 1; and

         WHEREAS, except as otherwise set forth herein, capitalized terms used throughout this Amendment No. 1 shall have the meanings assigned to them in the Agreement.

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

         1. Section 4(a) of the Agreement is amended to read in its entirety as follows:

         "(a)    BASE COMPENSATION.  Employers shall pay or cause to be paid to
Employee (i) through November 30, 1995, a base compensation of $125,000 per year, and (ii) thereafter during the Employment Term, a base compensation of $70,000 per year, payable in conformity with Employers' normal payroll procedures (the "Base Salary") and prorated for any partial year in which this Agreement is in effect. Employee's performance may be reviewed by the Boards from time to time during the Employment Term, and Employee's Base Salary may be increased as the Boards, in their sole discretion, may determine, but subject to such regulatory review and/or approval as may be required by a presently or then existing written agreement, as such term is defined in Section 325.2(x) of the FDIC regulations, and such regulatory review and/or approval as may be required by the Federal Reserve Bank of San Francisco. The Boards shall conduct the first such salary review in April, 1997."

         2. Section 4(g) of the Agreement is amended to read in its entirety as follows:

         "(g)    VACATION.  Employee shall be entitled to four (4) weeks' paid vacation leave per year, prorated for any partial calendar year in which this Agreement is in effect. Such vacation leave shall be taken at such time or times as mutually agreed upon by Employee and the Boards


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and in accordance with Employers' vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practice. As of November 30, 1995, Employee will have accrued and unused vacation time of twenty-nine (29) days, for which Employee shall be paid $14,107.87 on November 30, 1995, less any amounts Employee shall use prior to November 30, 1995. Commencing on December 1, 1995, unused vacation time may be carried over by Employee from year to year, provided, however, that Employee shall accrue no additional vacation time at any time that the Employee has accrued and unused vacation time of four (4) weeks. Notwithstanding anything to the contrary contained in this Agreement, upon termination of this Agreement pursuant to Sections 5(a), 5(c), 5(d) or 5(e), Employee shall be entitled to receive payment for any accrued and unused vacation days accumulated in accordance with this Section 4(g) after December 1, 1995 through the date of termination, based upon Employee's then current base salary."

         3. The introductory paragraph to Section 5 of the Agreement is amended to read in its entirety as follows:

         "5.     TERMINATION OF AGREEMENT.

         This Agreement may be terminated with or without cause during the Employment Term in accordance with this Section 5. In the event of such termination, Employee and Employers shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 8, 10, 15, 17 and 21, and Employers shall be released from all obligations under this Agreement, except as otherwise provided in this Section 5 and Sections 4, 15, 17 and 21."

         4. Section 5(a) of the Agreement is amended to read in its entirety as follows:

         "(a)    EARLY TERMINATION BY EMPLOYERS WITHOUT CAUSE.  This Agreement
and Employee's employment may be terminated by Employers without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employers, upon 30 days' written notice by the Boards to Employee. All other benefits and compensation under this Agreement shall be discontinued as of the date of termination, except that Employee shall be entitled to receive (1) any previously awarded but unpaid bonus compensation, if any, provided pursuant to
Section 4(b) hereof, (2) any payments in respect of unused and accrued vacation days, pursuant to Section 4(g) hereof, and (3) the insurance coverage provided pursuant to Section 4(e) hereof for a period of up to six (6) months at Employers' expense, subject to Employee's subsequent employment elsewhere and receipt by Employee from such subsequent employer of comparable insurance coverage (the benefits and payments due to Employee under this Section 5(a) being hereinafter referred to as the "Section 5(a) Payments"). Such Section 5(a) Payments shall constitute liquidated damages in lieu of any and all claims by Employee against Employers, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder and is expressly conditioned upon receipt by Employers of a full and unconditional



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release from Employee of any and all liability of either of Employers or any of their affiliates arising out of this Agreement or out of the employment relationship between Employee and Employers."

         5. The first sentence of Section 5(b) is amended to read as follows:

         "(b)    This Agreement and Employee's employment may be terminated for cause by Employers upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause."

         6. Section 5(c) of the Agreement is amended to read in its entirety as follows:

         "(c)    EARLY TERMINATION BY EMPLOYEE.  Employee may terminate this
Agreement upon thirty (30) days' written notice to Employers. Employee shall be entitled to receive the insurance coverage provided pursuant to Section 4(e) hereof for a period of up to six (6) months at Employers' expense, subject to Employee's subsequent employment elsewhere and receipt by Employee from such subsequent employer of comparable insurance coverage. Employee shall not be entitled to receive any other compensation or other benefits for any period after early termination by Employee, except as otherwise provided by Section 4(g) hereof."

         7. Section 5(d) of the Agreement is amended to read in its entirety as follows:

         "(d)    EARLY TERMINATION UPON DISABILITY.  If during any Employment
Term Employee becomes unable to perform her duties hereunder because of a physical or mental condition and has exhausted the medical leave provided to her under the Family Medical Leave and Family Rights Acts, the Bank may at its option terminate this Agreement. Employee shall be entitled to the Base Salary and insurance coverage as provided in Sections 4(a) and 4(e) of this Agreement for the period of any medical leave prior to the termination of this Agreement, but not beyond the date specified herein for any Employment Term, plus declared but unpaid bonus, if any, as described in Section 4(b) hereof, and accrued but unused vacation leave pursuant to Section 4(g) hereof; provided, however, that Base Salary as provided in Section 4(a) shall not be paid for more than a total of sixty-five (65) days due to medical leave during any Employment Term. All compensation and benefits provided for under this Agreement shall cease as of the date of termination, except that Employee shall be entitled to receive payment for any accrued but unused vacation leave pursuant to Section 4(g) hereof and the Bank shall use reasonable efforts to assure that Employee shall have the option to assume such insurance coverage at her individual expense from and after termination of insurance coverage under this Section 5(d)."

         8. Section 5(e) of the Agreement is amended to read in its entirety as follows:

         "(e)    MERGER OR CORPORATE DISSOLUTION.   In the event of a merger in
which Employers are not the surviving or resulting corporations; in the event of a transfer of all or substantially all of the assets of Employers; or in the event of any other corporate reorganization in which there



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is a change in ownership of the outstanding shares of either of Employers where more than fifty percent (50%) of the outstanding shares of either of Employers are transferred to any other partnership, corporation, trust or business entity ("change in control") not resulting from conservatorship, receivership or insolvency of the Employers; or in the event of the dissolution of Employers, this Agreement shall not be terminated, but instead, Employers shall use reasonable efforts to provide that the surviving or resulting corporation or the transferee of Employers' assets, if other than one of the Employers, is bound by, and shall have the benefit of, the provisions of this Agreement; except in the event of dissolution of both Employers, which shall result in Section 5(a) Payments, so long as Employers have funds to make such payments, the making of such payments is not limited or prohibited by any law or regulation, and the making of such payments is without liability on the part of the directors of Employers. In the event, however, that such surviving or resulting corporation or transferee, other than one of the Employers, elects to terminate this Agreement, Employee shall be entitled to receive the Section 5(a) Payments from such surviving or resulting corporation or transferee."

         9. In consideration of Employee's agreement to amend the provisions of Sections 4(a), 4(g) and 5 hereof, and to terminate any and all oral agreements to grant to Employee additional stock options, Employer agrees to pay to Employee the lump sum amount of $62,500, which sum shall be due and payable to Employee upon the signing by Anne H. Long and Manuel Perry, Jr. of this Amendment No. 1 to the Agreement. Employee has elected to receive said payment on January 2, 1996. Payment of such sum shall be paid to Employee via Employer's payroll procedures, or via cashier's check or wire transfer to an account designated by Employee.

         10. Except as set forth herein, all other provisions and terms of the Agreement remain unchanged and in full force and effect. This Amendment No. 1 shall not operate as an amendment or waiver of, or estoppel with respect to, any other obligation, covenant, agreement or condition contained in the Agreement.



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         IN WITNESS WHEREOF, Employee and Employers have executed this Amendment
No. 1 on the day and year first above-written.


EMPLOYERS:                                EMPLOYEE:

FIRST COMMERCIAL BANCORP, INC.


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Manuel Perry, Jr.                         Anne H. Long
Chairman of the Board of Directors



FIRST COMMERCIAL BANK


----------------------------------
Manuel Perry, Jr.
Chairman of the Board of Directors



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